Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of September 23, 2025, by and between Christophe Arbet-Engels (“Executive”) and Altimmune, Inc., a Delaware corporation (“Altimmune” or the “Company”).

WHEREAS, the Board of Directors of Altimmune (the “Board”) desires to employ Executive, and Executive desires to be employed by Altimmune pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Executive acknowledges that, in executing this Agreement, Executive has had a reasonable opportunity to seek the advice of independent legal and tax counsel, and has read and understood all of the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration as described below, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Titles, Duties and Responsibilities.

(a)Title and Duties. During the Employment Period (as defined in Section 2 below), Executive shall serve as Chief Medical Officer of Altimmune and shall have such duties, responsibilities and authority as shall be determined from time to time by the Board consistent with Executive’s position as Chief Medical Officer. If requested, Executive shall also serve without additional compensation in such other offices of Altimmune or its subsidiaries or affiliates to which Executive may be elected or appointed.

(b)Reporting Responsibilities. Executive shall report directly to the Chief Executive Officer.

(c)Conflicts of Interest and Compliance with Laws. During the Employment Period, Executive shall devote Executive’s entire time, attention, energies and business efforts to the affairs of Altimmune. During the Employment Period, Executive shall not, without the prior written consent of the Board (x) engage, directly or indirectly, in any other business activity, including without limitation any activity that materially interferes with Executive’s duties as set forth in this Agreement and/or that creates a conflict of interest, (y) act as a proprietor, partner, director, officer, executive, consultant, advisor, agent, representative or any other capacity of any entity other than Altimmune and its divisions, subsidiaries and other affiliated entities, regardless of whether such activity is for gain, profit or other pecuniary advantage, or (z) allow or cause Altimmune to participate in any transaction with Executive, any of Executive’s relatives (other than as employees of Altimmune), or any entity in which Executive or any of Executive’s relatives has an interest. The Board agrees that Executive may continue with the following activities during his employment with the Company: (i) Executive may continue to be employed by Harvard University to mentor students within the Molecular and Cellular Biology Department; and (ii) Executive may continue to serve on the non-profit boards of Loveladies Property Owners Association, and Trustees for WVA BBTS, a ski racing academy. The Board will also permit Executive to serve on the board of one yet to be determined biotech company that the Board must first approve. Executive further agrees that Executive shall not knowingly take any action, or authorize the taking of any action, that contravenes any applicable federal, state, municipal or other political subdivision ordinance, statute or rule, regulation or order of any jurisdiction. Executive agrees to immediately disclose to the Board any relationship, action or activity that may potentially be subject to the provisions of this Section 1(c).

2.Employment Term. Executive’s employment with Altimmune under this Agreement shall begin on October 1, 2025 (the “Effective Date”) and shall continue until terminated pursuant to Section 6 hereof (the “Employment Period”). Executive’s employment with Altimmune is “at-will” and shall continue only so long as mutually agreeable to Executive and Altimmune, in each case subject to Section 6 hereof.

3.Salary, Bonus and Other Compensation. During the Employment Period, Altimmune shall provide the following salary, bonus and other compensation to Executive:

(a)Base Compensation. Altimmune shall pay Executive an initial annual base salary of $515,000 per annum (“Base Salary”), payable in substantially equal installments in accordance with Altimmune’s normal payroll practices. Executive’s compensation shall be evaluated and (subject to Board discretion) adjusted by the Compensation Committee of the Board (the “Committee”).

(b)Annual Bonus. In addition to the Base Salary, during each year of the Employment Period starting in 2025 on a pro-rata basis, Executive will be eligible for an annual cash bonus (“Annual Bonus”) with a target award equal to 40% of the Base Salary. The Annual Bonus will be subject to all of the terms and conditions of the applicable bonus plan. The actual Annual Bonus payouts will be based on achievement of the individual and/or Altimmune performance criteria established for the applicable fiscal year by the Committee in its sole and absolute discretion. Except as expressly otherwise provided in Sections 6(b) and 6(c), Executive must be actively employed on the bonus payment date to be eligible for an Annual Bonus payment.

(c)Sign On Incentive Grant. Subject to the approval of the Committee in its discretion, as soon as reasonably practicable following the Effective Date, as a material inducement to Executive entering into this Agreement and becoming an employee of the Company, Altimmune shall grant Executive an option to purchase 450,000 shares of Altimmune’s common stock (the “Sign-On Incentive Option”) under the Altimmune, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”) and/or the 2018 Inducement Grant Plan (the “2018 Plan”), as applicable and as determined by the Company. The exercise price of the Sign-On Incentive Option shall be equal to the Fair Market Value (as defined in the 2017 Plan or the 2018 Plan, as applicable) of a share of Altimmune’s common stock on the grant date. The Sign-On Incentive Option will be an “incentive stock option” to the extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”) and such “incentive stock option” shall be granted under the 2017 Plan. The remaining amount of the Sign-On Incentive Option (as applicable) shall be granted in the form of a non-qualified stock option under the 2018 Plan as an inducement grant consistent with the requirements of NASDAQ Stock Market Rule 5635(c)(4).One hundred percent (100%) of the Sign-On Incentive Option shall be unvested and unexercisable as of the grant date. On the first anniversary of the Effective Date (the “First Vesting Date”), twenty-five percent (25%) of the unvested portion of the Sign-On Incentive Option shall vest and become exercisable, and the aggregate remaining unvested portion of the Sign-On Incentive Option shall vest and become exercisable in substantially equal monthly installments over the thirty-six (36) month period commencing on the first monthly anniversary of the First Vesting Date, subject to Executive’s continued employment with Altimmune on each applicable vesting date (the “Vesting Schedule”). The Sign-On Incentive Option will be governed by the terms and conditions of the 2017 Plan or the 2018 Plan, as applicable, and the stock option agreements approved by the Committee to evidence the grant of the Sign-On Incentive Option.

(d)RSUs. Altimmune shall grant Executive 150,000 restricted stock units, which shall be subject to the terms and conditions of the 2018 Plan and the applicable award agreement (the

“RSUs”). The RSUs shall be granted as an inducement grant consistent with the requirements of NASDAQ Stock Market Rule 5635(c)(4). One hundred percent (100%) of the RSUs shall be unvested as of the grant date. On the first anniversary of the Effective Date (the “First RSU Vesting Date”), twenty-five percent (25%) of the unvested portion of the RSUs shall vest, and the aggregate remaining unvested portion of the RSUs shall vest in substantially equal annual installments over the three (3) year period commencing on the first annual anniversary of the First RSU Vesting Date, subject to Executive’s continued employment with Altimmune on each applicable vesting date (the “RSU Vesting Schedule”).

(e)Additional Equity Awards. Executive will be eligible to participate in the Company’s existing equity plan or such other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of Altimmune from time to time, as determined by the Committee in its sole and absolute discretion.

(f)Additional Cash Sign-On Bonus. Executive will be eligible for a one-time cash sign-on bonus of $175,000 to be paid in a lump sum on the first regular pay period after your start of employment with the Company. The sign-on bonus will be subject to a full (not pro-rated) repayment obligation if Executive resigns his employment without Good Reason, or Executive’s employment is terminated by the Company with Cause on or before the 12-month anniversary of the Effective Date, to be paid within thirty (30) days of such termination or departure from the Company.

4.Benefits. During the Employment Period, Executive shall be eligible for participation in and shall receive all benefits under welfare benefit, savings and retirement plans provided by Altimmune (including, but not limited to, life insurance, disability insurance, medical insurance, dental insurance) to the extent applicable generally to senior executives of Altimmune, and consistent with the following specific agreements:

(a)Vacation. Executive will be eligible for paid vacation and sick leave under, respectively, the Company’s flexible, nonaccrual vacation policy and sick leave policy.

(b)Health, Vision and Dental Insurance. Executive will be eligible to participate in all health, vision and dental insurance plans and programs provided by Altimmune to the extent applicable generally to senior executives of Altimmune, subject to plan and program terms.

5.Reimbursement of Business Expenses. Altimmune shall reimburse Executive for all reasonable and customary out-of-pocket business expenses incurred by Executive in the course of Executive’s duties in accordance with Altimmune’s policies as in effect from time to time. Executive shall be required to submit to Altimmune appropriate documentation supporting such out-of-pocket business expenses as a prerequisite to reimbursement in accordance with such policies. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, any expense or reimbursement described in this Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary company policies and procedures regarding such reimbursement of expenses.

6.Termination Provisions.

(a)Termination by Altimmune for Cause or Termination by Executive without Good Reason. Altimmune may terminate Executive’s employment immediately for Cause (as defined below) and Executive may terminate Executive’s employment at any time without Good Reason upon providing Altimmune at least thirty (30) days advance written notice. Upon such termination, Altimmune shall provide Executive with the following: (i) payment of any accrued Base Salary through and including the date of Executive’s termination to the extent not theretofore paid; (ii) any unreimbursed business expenses in accordance with Section 5 hereof; and (iii) such accrued and vested rights or benefits as may be due to Executive under any Altimmune sponsored employee benefits plans payable in accordance with the terms and conditions of such plans (the payments and benefits referred to in subclauses (i) through (iii) above shall be collectively referred to as the “Accrued Obligations”). Except as provided in this Section 6(a), termination pursuant to this Section 6(a) shall terminate any other rights Executive may have under this Agreement and shall relieve Altimmune of any other obligations it may have under this Agreement.

For purposes of this Agreement, termination for “Cause” shall mean the termination of Executive’s employment by Altimmune due to: (i) a material breach by Executive of Executive’s fiduciary duties to Altimmune; (ii) a material breach by Executive of this Agreement after being given written notice of such breach and a failure to cure within thirty (30) days of such notice; (iii) Executive’s willful failure or refusal to follow Altimmune’s written policies after being given written notice of said failure or refusal and a failure to cure within thirty (30) days of such notice; (iv) Executive’s conviction of, or plea of guilty or nolo contendere, to a felony; and/or

(v) Executive’s continuing and willful refusal to act as directed by the Chief Executive Officer (other than refusal resulting from incapacity due to physical or mental illness or due to an illegal directive by from Chief Executive Officer), after written notice is delivered to Executive within sixty (60) days of such refusal which identifies said refusal and sets forth a plan of corrective action and a failure to cure within thirty (30) days of such notice.

(b)Termination by Altimmune without Cause or Resignation by Executive for Good Reason. Altimmune may terminate Executive’s employment without Cause at any time upon written notice to Executive and Executive may terminate Executive’s employment for Good Reason, subject to the Good Reason Process (in each case as defined below). Upon such termination, subject to Executive’s continued compliance with the restrictive covenants set forth in Section 7 and Executive’s execution of and compliance with the Release (as defined below), Altimmune shall provide Executive with the following:

(i)payment of the Cash Severance Amount (as defined below) in equal monthly installments during the applicable severance period (as determined below) following the effective date of such termination and otherwise payable in accordance with Altimmune’s normal payroll practices and subject to Section 6(d) hereof. As used herein, the “Cash Severance Amount” shall be equal to twelve (12) months of Executive’s Base Salary existing at the time of such termination payable over the twelve (12) month period following such termination, except that if such termination occurs within the one (1) year period commencing on the occurrence of a Change in Control (as defined below), the Cash Severance Amount shall instead be equal to the sum of (i) twelve (12) months of Executive’s Base Salary (existing at the time of such termination) plus (ii) Executive’s target Annual Bonus for the year of termination, payable over the twelve (12) month period following such termination;

(ii)subject to Executive’s timely election, and the availability, of continuation coverage under Part 6 of Title I of the Employee Retirement Income Security Act of 1974 (as amended) and Section 4980B of the Code (“COBRA”), Altimmune will pay monthly, on Executive’s behalf, a portion of the cost of such coverage for the twelve (12) months after the date of such termination, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that Executive would have been required to pay if Executive had remained an active employee of Altimmune (the “COBRA Assistance”); provided, that if at any time Altimmune determines that the COBRA Assistance would result in a violation of the non-discrimination rules under Section 105(h)(2) of the Code or any other applicable laws, statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA Assistance, Altimmune will instead pay Executive fully taxable cash payments equal to, and paid at the same time as, the COBRA Assistance would have otherwise been paid, subject to applicable tax withholdings;

(iii)if the date of termination occurs after the end of the year, but before annual bonuses are paid for such year, the Company shall pay Executive any earned but unpaid Annual Bonus for such prior year, subject to Section 3(b) of this Agreement.

(iv)the Accrued Obligations; and

(v)if such termination occurs within the one (1) year period commencing on the occurrence of a Change in Control, accelerated vesting of all unvested equity awards subject to time-based vesting then outstanding and held by Executive (for the avoidance of doubt, if such termination does not occur during such one (1) year period, then any accelerated vesting of unvested equity awards shall be at the discretion of the Committee), effective as of the effective date of the Release.

For purposes of this Agreement, resignation for “Good Reason” shall mean the resignation by Executive of Executive’s employment due to: (a) a material reduction in Executive’s Base Salary(b) a material diminution in Executive’s duties and responsibilities; (c) requiring Executive to report to someone other than the Company’s Chief Executive Officer; or (d) the Company’s material breach of this Employment Agreement, provided, however, that Executive must (i) notify Altimmune in writing within ninety (90) days of the occurrence of any of the foregoing conditions that Executive considers to be a “Good Reason” condition; (ii) provide Altimmune with thirty (30) days in which to cure the condition; and (iii) resign within 90 days after the Company’s failure to cure (if applicable) such condition (the “Good Reason Process”). If Executive fails to adhere to any step of the Good Reason Process, or the Company cures the alleged condition, Executive’s resignation will not be deemed to be for “Good Reason.”

For purposes of this Agreement, “Change in Control” means the occurrence of either (i) an acquisition from stockholders of Altimmune (including through purchase, reorganization, merger, consolidation or similar transaction), directly or indirectly, in one or more transactions by a Person (as defined below) (other than any Person or group of Persons consisting solely of shareholders of Altimmune as of the date immediately prior to the consummation of the transaction) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the securities of Altimmune entitled to vote generally in the election of directors of the Board, calculated on a fully diluted basis after giving effect to such acquisition, or (ii) the sale or other disposition, directly or indirectly, of all or substantially all of the assets of Altimmune and its subsidiaries, taken as a whole, to any Person

(other than any Person or group of Persons consisting solely of shareholders of Altimmune as of the date immediately prior to the consummation of the transaction). For the avoidance of doubt, a transaction effected primarily for the purpose of (x) an equity financing of Altimmune, (y) the reincorporation of Altimmune in a different state, or (z) the formation of a holding company that will be owned exclusively by Altimmune’s stockholders, shall not be a Change in Control for purposes of this Agreement. A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, other than employee benefit plans sponsored or maintained by Altimmune and by entities controlled by Altimmune or an underwriter of the capital stock of Altimmune in a registered public offering.

(c)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. Subject to applicable law, Altimmune may terminate Executive’s employment due to Executive’s Disability (as defined below). Upon any such termination, Altimmune shall provide Executive (or Executive’s estate as the case may be) with the Accrued Obligations through the date of termination, and, if Executive’s date of termination because of death or Disability occurs after the end of the year, but before annual bonuses are paid for such year, the Company shall pay Executive, or his estate, heirs, or personal representatives, any earned, but unpaid Annual Bonus for such prior year. The term “Disability” shall mean Executive becoming physically or mentally disabled such that Executive is unable to perform Executive’s essential duties to Altimmune, with or without reasonable accommodations, for a period of 90 consecutive days, subject to any medical leave Executive is entitled to pursuant to the Massachusetts Paid Family and Medical Leave, or other state or federal permitted medical leaves.

(d)Limits. Notwithstanding anything herein to the contrary, Altimmune’s obligation to make any payments or benefits to Executive (including without limitation acceleration of equity vesting) upon termination of Executive’s employment under the circumstances described in Section 6(b) (other than the Accrued Obligations) is conditioned upon Executive’s execution, delivery and non-revocation of a valid and enforceable separation agreement and release of claims in the form provided by Altimmune, which shall include, among other terms, a nondisparagement provision and a reaffirmation of Executive’s restrictive covenants (the “Release”) that becomes effective within the time period provided in the Release but not later than sixty (60) days after the date of such termination or resignation of employment (and to avoid doubt, the “date of such termination or resignation” shall be the actual last day of Executive’s employment with Altimmune, as opposed to the day notice of termination or resignation is provided, if earlier). Subject to the foregoing and Section 20 hereof, the Cash Severance Amount will commence to be paid to Executive on the sixtieth (60th) day following Executive’s termination or resignation of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto. On any termination entitling Executive to the payments and benefits under Section 6(b), Altimmune and its affiliates shall have no further obligation to make payments under this Agreement other than as specifically provided for in such section.

(e)Resignation from All Positions; Transition. Unless the parties otherwise agree in writing, upon the termination or resignation of Executive’s employment with Altimmune for any reason, Executive (i) shall be deemed to have resigned, as of the date of such termination or resignation or such earlier date as Altimmune requires, from and with respect to all positions Executive then holds as an officer, director or employee with Altimmune and any of its affiliates; and (ii) shall execute any documentation requested by Altimmune in good faith to effectuate such resignations. Executive likewise agrees to cooperate in the transfer of all account access, customer access, Company information and property as required in good faith by the Altimmune.

7.Secrecy, Non-Solicitation and Non-Competition.

(a)Secrecy. During the Employment Period and thereafter, Executive covenants and agrees that Executive will not, except in performance of Executive’s obligations to Altimmune, or with the prior written consent of Altimmune pursuant to the authority granted by a resolution of the Board, directly or indirectly, disclose any secret or confidential information that Executive may learn or has learned by reason of Executive’s association with Altimmune or use any such information. The term “secret or confidential information” includes, without limitation, information not previously disclosed to the public or to the trade by Altimmune’s management with respect to Altimmune’s products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, member lists, financial information (including the revenues, costs or profits associated with any Altimmune’s products), business plans, prospects, employee or employees, compensation, or opportunities but shall exclude any information already in the public domain which has been disclosed to the public during the normal course of Altimmune’s business. Notwithstanding anything herein to the contrary, nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding (collectively “Protected Activities”). Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency of any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

(b)Non-solicitation of Clients and Customers. Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months thereafter, Executive will not solicit, either directly or indirectly, any customer or client of Altimmune for the purpose of diverting business from Altimmune or interfering with Altimmune’s relationship with such customer or client. This Agreement includes, without limitation, any such solicitation on behalf of Executive or on behalf of any other individual or entity that seeks to compete with Altimmune.

(c)Non-solicitation of Employees. Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly, on Executive’s behalf or on behalf of any person or other entity, solicit or induce, or attempt to solicit or induce, any person who is an employee or independent contractor of Altimmune, to terminate such person’s employment or engagement with Altimmune.

(d)Noncompetition. This noncompetition provision is entered into in consideration for (i) Altimmune’s provision to Executive of secret and confidential information; and (ii) Executive’s eligibility for the equity grant, cash incentive compensation, and/or severance compensation described in this Agreement, any and each of which is, (in and of itself and independent of the others) mutually agreed upon, fair and reasonable consideration for this Agreement that is independent of the Executive’s employment with the Company (the “Additional Consideration”). The Executive agrees that the Executive would not be eligible for any of the Additional Consideration absent the Executive’s execution of and compliance with this Agreement, expressly including the noncompetition provisions contained herein. Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months thereafter, Executive will not directly or indirectly work for, or engage in business activities on behalf of, any person or entity who or that is a competitor of Altimmune or that is actively preparing to be a competitor of Altimmune, unless, during the period of twelve (12) months after the Employment period, Executive works for or engages in business activities on behalf of a non-competitive department, division, subsidiary, or parent of such competitor. A competitor of Altimmune is defined as an entity whose products involve the same or similar molecules or peptides with similar mechanisms of action to the products Altimmune is producing or is actively developing. To avoid doubt, this subsection (d) does not prohibit the Executive from providing direct patient care or practicing medicine, to the extent such prohibition would violate Maryland or Massachusetts law. The Executive shall not be subject to the restrictions of subsection (d) after the Executive’s employment with the Company ends if the Company terminates the Executive’s employment without Noncompete Cause or lays the Executive off. If the Executive resigns or if the Executive is terminated by the Company for Noncompete Cause, the Executive will be subject to the restrictions of this subsection (d). For purposes of this subsection (d) only, “Noncompete Cause” shall mean a reasonable and good faith basis for the Company to be dissatisfied with the Executive’s job performance, the Executive’s conduct or the Executive’s behavior.

(e)Equitable Relief. Executive acknowledges and agrees that the services performed by Executive are special, unique and extraordinary in that, by reason of Executive’s employment, Executive may acquire confidential information and trade secrets concerning the operation of Altimmune, or that Executive may have contact with or obtain knowledge of Altimmune’s members or prospects, the use or disclosure of which may cause Altimmune substantial loss and damages, which may not be readily calculated and for which no remedy at law may be adequate. Accordingly, Executive acknowledges and agrees that Altimmune shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7. Executive acknowledges and agrees that Altimmune shall be entitled to its reasonable attorneys’ fees and court costs should Altimmune successfully pursue legal action to enforce its rights under this Section 7. However, if Altimmune does not prevail in such legal action, it shall reimburse Executive’s reasonable attorney’s fees and costs in defending against such legal action.

(f)Return of Property. Upon termination or resignation of Executive’s employment with Altimmune, Executive shall promptly supply to Altimmune all materials, property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible work product or document which has been produced by, received by or otherwise submitted to Executive during or prior to Executive’s employment with Altimmune, and any copies thereof in Executive’s (or capable of being reduced to Executive’s) possession.

(g)Survival. Any termination of Executive’s employment, of the Employment Period or of this Agreement (or breach of this Agreement by Altimmune or Executive) shall have no effect on the continuing operation of this Section 7.

(h)Defend Trade Secrets Act of 2016. Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.Governing Law. This Agreement is made and entered into in the State of Maryland, without regard to conflict of laws rules, and the laws of the State of Maryland shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

9.Consent to Venue. Except as otherwise provided in the Equity Documents, any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof, arising out of or relating in any way to the employment of Executive or termination thereof, shall be brought in the Federal courts located in the State of Maryland; provided, however, that if any of the aforementioned courts is found to lack subject matter jurisdiction, then to the exclusive jurisdiction of the state courts in the State of Maryland. By executing and delivering this Agreement, each party, for itself or himself and in connection with its or Executive’s properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provided herein; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

10.WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, CONTROVERSY OR CLAIM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING IN ANY WAY TO THE EMPLOYMENT OF EXECUTIVE OR TERMINATION THEREOF OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT OF COMPETENT JURISDICTION AS PROVIDED HEREIN AS WRITTEN EVIDENCE OF THE

CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.Assistance in Litigation. Executive shall make himself reasonably available, upon the request of Altimmune, to testify or otherwise assist in litigation, arbitration, or other disputes involving Altimmune, or any of the directors, officers, executives, subsidiaries, or parent corporations of Altimmune, at no additional cost during the Employment Period and at any time following the termination of Executive’s employment for any reason; provided, however, in the event such request is made by Altimmune after the Employment Period, Executive shall be reimbursed for any reasonable out-of-pocket expenses incurred with respect thereto and shall also be paid a reasonable daily stipend based on Executive’s Base Salary at the time of termination. Moreover, if the request is made by Altimmune after the Employment Period, such assistance will be provided by Executive, to the extent practicable, at mutually agreeable times and places.

12.Notices. Any notice or communication required or permitted to be given to the parties shall be delivered (i) by transmission to the CEO’s valid Altimmune business email address (if sent by the Executive); (ii) by transmission to an email address of the Executive (if sent by Altimmune); (iii) personally or (iv) sent by registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.

(a)If to Altimmune, to:

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland 20878

Attention: Chief Executive Officer

(b)If to Executive, to:

The last address on file with Altimmune at the time of Notice.

13.Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall inure to the benefit of and be enforceable by Altimmune and any of its successors and assigns. Altimmune will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Altimmune to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that Altimmune would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Altimmune” shall mean “Altimmune” as hereinbefore defined and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

14.Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by Executive and the Chief Executive Officer or other person authorized by the Board or their respective successors and legal representatives.

15.Construction. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

16.Captions. The captions of this Agreement are inserted for convenience and are not part of the Agreement.

17.Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been part of the Agreement and there shall be deemed substituted therefore such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

18.Survivorship. Upon the expiration or other termination of this Agreement or termination of Executive’s employment for any reason, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19.Withholding. Altimmune may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

20.Section 409A.

(a)Although Altimmune does not guarantee the tax treatment of any payments or benefits provided under this Agreement, it is intended that this Agreement will comply with, or be exempt from, Code Section 409A to the extent this Agreement (or any benefit or payment provided hereunder) is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent.

(b)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Altimmune to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Code Section 409A(a)(2)(B)

of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the date immediately following the expiration of the six-month period measured from the date of Executive’s “separation from service,” and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Code Section 409A, references to Executive’s “termination of employment” (and corollary terms) with Altimmune shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with Altimmune.

(d)Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Altimmune. Notwithstanding anything herein, Executive shall be responsible for payment of any applicable personal tax liabilities associated with the receipt of income or benefits pursuant to this Agreement.

21.Section 280G.

(a)Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the benefit of Executive by Altimmune, any affiliate thereof, any person or entity who acquires ownership or effective control of Altimmune or ownership of a substantial portion of Altimmune’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitutes “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount Executive would receive, after all taxes, if Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to Executive shall be subject to the Excise Tax.

(b)The determination of whether the Payments shall be reduced as provided in Section 21(a) hereof and the amount of such reduction shall be made at Altimmune’s expense by an independent public accounting firm of national reputation selected by Altimmune (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Altimmune and Executive within ten (10) days after Executive’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to the Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon Altimmune and Executive.

22.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

[Signature page follows]

By signing below, the Executive certifies that: (I) (a) The Executive was provided with this agreement by the earlier of a formal offer of employment or ten (10) business days before the commencement of Executive’s employment or (b) if subsection (a) does not apply, this agreement shall become effective ten (10) business days after Executive received notice of this Agreement; and (II) The Executive has been advised by the Company that the Executive has the right to consult with counsel prior to signing this agreement.

IN WITNESS WHEREOF, the Executive has executed this agreement as a sealed instrument and it shall become effective upon the later of (I) the full execution by both parties; or (ii) ten (10) business days after the Company provided Executive with notice of this agreement.

ALTIMMUNE, INC.:		EXECUTIVE:

By:	/s/ Vipin K. Garg	/s/ Christophe Arbet-Engels
	Vipin K. Garg, Chief Executive Officer	Christophe Arbet-Engels, M.D., PhD

Date:	Sep 23, 2025	Date:	Sep 23, 2025